SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 25, 2013

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2013 Annual Meeting of Shareholders on Tuesday, June 4, 2013, at 10:00 a.m. Eastern time. The meeting will be held at the offices of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions, please contact us at (248) 619-2800.

We are pleased to provide our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need while lowering the cost of delivery and reducing the environmental impact. As a result, we are mailing our shareholders, on or about April 25, 2013, a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our on-line proxy statement and annual report, for voting your shares, and for requesting printed copies of the proxy materials.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote online or to complete, sign, and return your proxy as soon as possible. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai Chairman	Prashant Ranade Chief Executive Officer and President

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 4, 2013

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Tuesday, June 4, 2013, at 10:00 a.m. Eastern time, at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, to consider and act upon the following matters:

1.	The election of seven directors to serve on Syntel’s Board of Directors;

2.	Re-Approval of the performance goals under Syntel’s Amended and Restated Stock Option and Incentive Plan;

3.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

4.	Such other business as may properly come before the meeting and any adjournment of the meeting.

Only shareholders of record at the close of business on April 9, 2013 may receive notice of and vote at the meeting. Syntel’s 2012 Annual Report to Shareholders is also provided with this Proxy Statement.

By Order of the Board of Directors

April 25, 2013	Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Corporate Secretary

Whether or not you plan to attend the 2013 Annual Meeting,

please take the time to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on June 4, 2013.

The annual report to shareholders and the proxy statement, including the notice of annual meeting, are available on the Internet at:

https://materials.proxyvote.com/87162H

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JUNE 4, 2013

Solicitation of Proxies

This proxy statement and the proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Syntel, Inc. (“Syntel”) to be used at Syntel’s 2013 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Tuesday, June 4, 2013, at 10:00 a.m. We expect this proxy statement, the proxy, the annual report, and a Notice of Internet Availability of Proxy Materials (“Notice”) to be first made available to shareholders on or about April 25, 2013.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of Syntel’s common stock (“Common Stock”) at Syntel’s expense.

General Voting Information

Only holders of record of Syntel’s Common Stock at the close of business on April 9, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 41,662,578 shares of Common Stock with voting rights issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with Syntel’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Syntel’s transfer agent is sending the Notice directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Syntel’s transfer agent, or to vote in person at the Annual Meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee, or nominee as to how to vote and also are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the Annual Meeting without a proxy from the broker, trustee, or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee, or nominee of each beneficial owner will provide voting instructions for use in directing how the broker, trustee or nominee may vote those shares.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet website specified in the voting instructions provided by their brokers, trustee, or nominees. Record and beneficial holders who request printed proxy materials may vote by mail, online, or telephone by following the instructions in the proxy materials that will be sent to them.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless a proxy has previously been revoked, be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the proxy intend to vote all proxies received by them FOR each of the director nominees in proposal 1 and FOR proposals 2 and 3, as set forth in the Notice and in the proxy.

Revoking a Proxy

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Syntel’s Corporate Secretary prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee, or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person. If you decide to send your written notice of revocation or later-dated proxy to Syntel before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, so that it will arrive before June 4, 2013.

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently seven members of the Board, all of whom have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2014 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board of Directors. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The seven nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. Valid proxies received by Syntel will be voted in favor of the seven director nominees listed below unless a contrary choice is indicated. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board of Directors to replace the nominee. However, the Board of Directors does not anticipate this will occur. For the 2013 Annual Meeting of Shareholders, each proxy may be voted for no more than seven director nominees.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 60, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board of Directors and in that capacity chairs the Board of Directors in the absence of the Chairman of the Board and also chairs the executive sessions of the independent members of the Board of Directors. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance, and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 60, is a co-founder of Syntel and serves as its Chairman of the Board. He has been a director of Syntel since its formation in 1980. Mr. Desai has served as the Chairman of Syntel’s Board of Directors since February 1999 and also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai’s experience as the Chairman and as the former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doke, age 57, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doke has served as a director of Syntel since August 2009. In nominating Mr. Doke, the Board considered his significant experience in management and corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Rajesh Mashruwala, age 61, served as the Executive Vice President (Office of the Chief Executive Officer) of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from September 2005 until February 2008 and as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc. from February 2002 until September 2005. Mr. Mashruwala has served as a director of Syntel since June 2010. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

George R. Mrkonic, Jr., age 60, has served as the Non-Executive Chairman of Paperchase Products Limited, London, United Kingdom, a retailer of cards, stationery, wraps, and gifts in the UK, Europe and the Middle East since March 2005 and has been a director since 1999. Previously he was President of Borders Group, Inc., a retailer of books, music, and educational entertainment media products headquartered in Ann Arbor, Michigan, from December 1994 until January 1997 and Vice Chairman of Borders Group, Inc. from December 1994 to January 2002. Mr. Mrkonic is also a director of Autozone, Inc., Brinker International, Inc., and Pacific Sunwear of California, Inc. Mr. Mrkonic was previously a director of Borders Group, Inc., Guitar Center, Inc., and Nashua Corporation. Mr. Mrkonic has served as a director of Syntel from August 1997 through June 2007 and since June 2009. In nominating Mr. Mrkonic, the Board considered his significant experience in management and as a director of other public companies in a variety of industries, including retail and manufacturing. The Board believes that Mr. Mrkonic’s experience enables him to provide strength in strategy, finance, public company corporate governance, and management.

Prashant Ranade, age 60, has served as the Chief Executive Officer and President of Syntel since February 2010. Previously, Mr. Ranade served as the President and Chief Executive Officer of Siemens Group Logistics and Assembly Systems, NA (currently Dematic Corp.), a company that is principally involved in material handling logistics and automation, from May 2003 to November 2006. Mr. Ranade served on the board of directors at Dematic Corp. until July 2007. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Neerja Sethi, age 58, is a co-founder of Syntel and has served as Vice President, Corporate Affairs and a director since Syntel’s formation in 1980. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of Syntel’s development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and also a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board of Directors has determined that Messrs. Choksi, Doke, Mrkonic, and Mashruwala, constituting a majority of the Board of Directors, have no material relationships with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and that they are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), as the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and as determined in accordance with the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

Board Leadership Structure and Role in Risk Oversight

Bharat Desai serves as Syntel’s Chairman and Prashant Ranade serves as Syntel’s Chief Executive Officer and President. The Board believes that this structure allows Mr. Desai to focus on Syntel’s strategic direction and Mr. Ranade to focus on management of Syntel’s day to day operations, while also allowing them to support each other in those areas. The Board also believes that independent oversight of management is an important component of corporate governance and has appointed Paritosh K. Choksi as Lead Director. Mr. Choksi’s responsibilities include presiding over executive sessions of the Board, where only independent directors are present, and acting as liaison between the independent directors and Messrs. Desai and Ranade. The Board believes that this structure is appropriate and in the best interests of the shareholders as it allows for both strong leadership at the highest level of management and independent oversight.

Syntel’s Board of Directors is responsible for assessing the major risks facing Syntel and reviewing options for their mitigation. The Board works with the leadership team to identify the significant risks to Syntel’s business, discusses and analyses those risks, and determines whether any action is needed to mitigate them. The Board also reviews risk management practices and certain significant risks in the course of its review of corporate strategy, business plans, and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board and Syntel employees involved in risk management.

Meetings and Committees of the Board of Directors

The Board of Directors meets regularly, at least once each quarter. During 2012, the Board of Directors held seven meetings. The standing committees established by the Board of Directors are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit service, non-audit service, and related matters. The Audit Committee met nine times during 2012. The current members of the Audit Committee are Thomas Doke (Committee Chairperson), Paritosh K. Choksi, and George R. Mrkonic, Jr. The Board of Directors has determined that Thomas Doke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel, and other experts and advisors it considers necessary, appropriate, or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s Amended and Restated Stock Option and Incentive Plan. The Compensation Committee met five times during 2012. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Rajesh Mashruwala, and George R. Mrkonic, Jr. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees, including nominees submitted by shareholders, who are qualified to serve on Syntel’s Board of Directors, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met four times during 2012. The current members of the Nominating and Corporate Governance Committee are George R. Mrkonic, Jr. (Committee Chairperson), Paritosh K. Choksi, Thomas Doke, and Rajesh Mashruwala. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. All director candidates must have multiple years of relevant business experience and have a history of high integrity and ethical behavior. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are comprised of experienced and qualified advisors. These factors may include judgment, skill, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer. To be timely for the 2014 Annual Meeting, the names and supporting information should be received by the Chief Administrative Officer no later than December 26, 2013.

Meeting Attendance and Shareholder Communications with Directors

During 2012, all current directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. In 2012, all seven director nominees attended the Annual Meeting of Shareholders in person or by conference line. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board of Directors, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid annual retainers for the various services they provide. All non-employee directors receive a $55,000 annual retainer as well as $15,000 for attending an annual weeklong conference in India where they visit Syntel facilities and hold in-depth meetings with management members. No other meeting fees are paid. The Lead Director receives an additional annual retainer of $30,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000, the chairperson of the Compensation Committee receives an additional annual retainer of $7,500, and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors who serve on committees but are not the chairperson receive additional annual retainers of $5,000 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee, and $1,500 for serving on the Nominating and Corporate Governance Committee.

Each non-employee director receives an annual grant of restricted stock units valued at $80,000 each time they are elected or reelected to the Board of Directors, prorated for a partial year if the director is appointed between annual shareholder meetings. The grant is made under Syntel’s Amended and Restated Stock Option and Incentive Plan. The number of shares issued to each such director is determined by dividing $80,000, or the prorated amount, by the closing price of Syntel’s common stock on the day of the annual shareholder meeting or the day the director was first appointed. The restrictions on these shares lapse on the date of the next annual shareholder meeting after their issuance. Each director is also entitled to receive a share of restricted stock for each share of Syntel stock purchased within 60 days of the first time they are appointed or elected to the Board of Directors, up to a maximum of 5,000 shares. The 60 day period is extended if Syntel has in place a restriction on insiders purchasing Syntel stock during that period. The restricted shares received upon purchasing this stock vest in their entirety on the third anniversary of the appointment or election of the director provided that the director has also retained through that third anniversary date all of the shares purchased to entitle him or her to the matching grant.

Beginning in 2013, each non-employee director receives an annual stipend to reimburse them for the cost of air travel to Syntel Board meetings and the annual conference in India. For directors living in the United States, the annual stipend is $12,000. For directors living outside of the United States, the annual stipend is $26,000. All other travel expenses are reimbursed as incurred.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2012 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Paritosh K. Choksi	96,500	83,078	179,578

Thomas Doke	81,500	83,078	164,578

Rajesh Mashruwala	69,000	83,078	152,078

George R. Mrkonic, Jr.	77,500	83,078	160,578

Neerja Sethi (2)	-0-	-0-	-0-

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2012, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named director. The aggregate numbers of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2012 were: Paritosh K. Choksi, 1,457; Thomas Doke, 1,457; Rajesh Mashruwala, 6,457; and George R. Mrkonic, Jr., 1,457.
(2)	As an employee director, Ms. Sethi does not receive compensation for serving on Syntel’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board of Directors (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter.

The Committee seeks to increase shareholder value by rewarding performance with cost effective compensation and at the same time ensuring that Syntel is able to attract and retain the best executive talent through adherence of the compensation program to the following core philosophy:

•	Provide rewards based on Company and individual performance.

•	Provide compensation that is sufficient to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long term shareholder value.

At the Company’s 2011 annual meeting of shareholders, the compensation of the named executive officers received advisory approval from 98.6% of the votes cast by the Company’s shareholders. The shareholders additionally voted at that meeting in favor of holding the advisory vote on named executive officer compensation every three years. The next advisory vote on named executive officer compensation is scheduled to be held at the Company’s 2014 annual meeting.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Committee reviews each named executive officer’s (“NEO”) base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role with Syntel, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. STIP awards are made pursuant to the Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”).

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our NEOs. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our NEOs and to attract and retain executives capable of effectively executing our business strategies. LTIP awards are made pursuant to the Stock Incentive Plan.

Determining Executive Compensation

Process for Evaluating Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of the Chief Executive Officer (“CEO”) in executive session without the CEO present. The CEO has no role in determining his/her own compensation. In reviewing the compensation of the CEO, the Committee considers the performance of the Company and the CEO’s contribution to that performance. This assessment includes a holistic review of financial metrics like revenue, earnings per share, and cash flow metrics as well as progress against non-financial initiatives such as customer service, share growth, leadership, employee engagement, values and integrity. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

The Committee believes that the compensation for the CEO must be significantly higher than the next highest paid named executive officer in order to reflect the greater responsibilities given and demands upon the CEO and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

Process for Determining Executive Officer Compensation (other than CEO)

While making individual compensation decisions for NEOs, the Committee takes many factors into consideration besides Company performance. Some of these factors are the executive’s individual performance, the performance of the executive’s business unit (“BU”) or business development area, the executive’s historical compensation, and individual concerns around retaining the executive.

“Market Data”, when referenced throughout this Compensation Discussion and Analysis, refers to job descriptions and duties, the Committee members’ knowledge of the years of experience and responsibilities of the executive officers and the Committee members own perceptions of the risk of particular executive officers accepting alternative employment.

The Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion and judgment to determine overall compensation, including the experience, responsibilities and performance of individuals as well as Syntel’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

Because NEOs are in a position to directly influence the overall performance of the Company, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentives. The level of performance based pay varies for each executive based on level of responsibility, market practices, internal equity considerations as well as perceived risk of an individual executive officer accepting alternative employment to set executive compensation for that year

The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee.

The Committee believes that the target value of the STIP payable to the NEOs at 100% of targeted performance should be between 30% and 50% of base salaries to incent proper focus on targeted performance.

The Committee approves the awards under the STIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. NEOs must be on the payroll of the Company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

The Committee may grant LTIP awards in any year. The LTIP grants for 2012 provided for payment of equity with an objective of creating long term value for our NEOs while focusing on achieving our long term business strategies.

The Committee approved only the grant of restricted stock LTIP awards in 2012. The grant size was determined based on input from the CEO, Market Data, and consideration of earnings.

Base Salary

Syntel views base salaries as a tool that provides executives with a reasonable base level of monthly income relative to the jobs they are doing. Syntel’s philosophy is that base salaries should meet the objectives of attracting and retaining the NEOs needed to run the business. Keeping Market Data as a reference, the Committee may exercises its judgment with respect to each executive officer’s responsibility, performance, experience, internal parity and perceived risk of having to replace the executive officer.

In reviewing base salaries for NEOs for 2012, the Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, the perceived risk of having to replace the NEO and the fact that the NEOs had satisfactorily performed against their prior year individual objectives. Local market conditions, as used herein, refers to the market conditions in restricted geographies, for example a particular section of a country (e.g., the west coast of the U.S.), a particular state (e.g., Texas), or a particular city (e.g., Boston). Local market conditions may or may not be less favorable than regional, national or international markets. Local market conditions also contain fewer companies and competitors.

For Mr. Ranade, his individual objectives included Company revenue, Company EPS, quality and delivery excellence, LEAN initiatives (lower costs, improve processes, and improve quality), and succession planning. For Mr. Godbole, his individual objectives included Company revenue, Company EPS, tax rate reduction, service level goals to internal customers, employee satisfaction, and LEAN initiatives. For Mr. Moore, his individual objectives included Company revenue, Company EPS, effective litigation strategies, service level goals to internal customers, employee satisfaction, and LEAN initiatives. For Mr. Khanna, his individual objectives included Company revenue, Company EPS, quality and delivery excellence, supply chain optimization, employee satisfaction, and LEAN initiatives. For Mr. Rakesh, his individual objectives included revenue for growth and new accounts in North America, Company EPS, LEAN initiatives, and employee satisfaction.

Other than for Mr. Desai, the Committee increased each continuing NEO’s base salary from the prior year level. Mr. Desai as Chairman had a 2011 as well as 2012 base salary of $250,000. Mr. Desai as the largest Syntel shareholder declined to accept any increase in base salary for 2012. Mr. Ranade as CEO had his base salary revised to $553,412 for 2012. Mr. Godbole as Chief Financial Officer had his base salary revised to $101,111 for 2012. Mr. Moore as Chief Administrative Officer, General Counsel and Secretary had his base salary revised to $289,010 for 2012. Mr. Khanna as Chief Operating Officer and President, Banking and Finance Business Unit Head had his base salary revised to $213,184 for 2012. Mr. Rakesh was newly hired into the Company as President – Americas, Business Development and Near Shoring Center and had his base salary set at $280,000 per year for 2012.

STIP

In 2012, the Committee approved the granting of STIP awards providing for cash compensation based upon targeted performance for fiscal year 2012. The Committee believes that NEOs must work as a team and focus primarily on Company goals rather than solely on individual goals. The Committee believes that enhancing the long term value of the Company requires increased revenue, improved gross margin and increased EPS. The Committee also believes it must reward and encourage individual performance and hence assigned a portion of the STIP to individual objectives called “Qualitative Goals”. Therefore overall, the Committee has assigned 40% of the STIP to Company revenue, 40% to EPS goals, and 20% toward individual Qualitative Goals for all NEO’s other than NEO’s focused on business development. For NEO’s in business development, the Committee assigned 40% of the STIP to Company revenue, 40% toward new account revenue targets, 10% toward companywide EPS goals, and 10% toward individual Qualitative Goals.

There are no minimum grants under Syntel’s STIP if none of the targets are achieved.

The Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, and the perceived risk of having to replace the named executive officer in determining the 2012 STIP for NEO’s. For 2012, Mr. Desai citing the fact that he was the largest Syntel shareholder declined to accept any STIP. Mr. Ranade, Mr. Godbole, Mr. Khanna, and Mr. Moore were in functions servicing the entire Company and were assigned GAAP revenue and EPS targets for the entire Company as well as individual Qualitative Goals. Mr. Rakesh, who was in charge of business development for the Americas and near shoring, was assigned revenue, gross margin, and new account revenue targets for his specific area of responsibility and EPS targets for the entire Company as well as individual Qualitative Goals.

The following tables describe the STIP performance targets for each NEO. The tables are separated by the percentage of STIP award to be received by the NEO if the listed target levels are achieved.

	Weight					Target for 100% of STIP Component
Name	GAAP Revenue	New Acct Revenue	EPS	Qualitative	Total	GAAP Revenue ($Mn)	New Acct Revenue ($Mn)	EPS	Qualitative

Prashant Ranade	40%	NA	40%	20%	100%	$735	NA	$3.31	Quality/delivery excellence, LEAN initiatives, succession planning

Arvind Godbole	40%	NA	40%	20%	100%	$735	NA	$3.31	Tax rate reduction, SLA to internal customers, ESAT, LEAN initiatives

Rakesh Khanna	40%	NA	40%	20%	100%	$735	NA	$3.31	Quality/delivery excellence, supply chain optimization, ESAT, LEAN initiatives

Daniel M. Moore	40%	NA	40%	20%	100%	$735	NA	$3.31	Effective litigation strategies, SLA to internal customers, ESAT, LEAN initiatives

Nitin Rakesh	40%	40%	10%	10%	100%	$103.02	$21.41	$3.31	ESAT, LEAN initiatives

Target for 200% of STIP Component			Target for 300% of STIP Component			Actual Performance
GAAP Revenue ($Mn)	New Account Revenue ($Mn)	EPS	GAAP Revenue ($Mn)	New Customer Revenue ($Mn)	EPS	GAAP Revenue ($Mn)	New Customer Revenue ($Mn)	EPS	Total % Achievement

$775	NA	$3.49	$825	NA	$3.72	$724	NA	$4.44	187%

$775	NA	$3.49	$825	NA	$3.72	$724	NA	$4.44	188%

$775	NA	$3.49	$825	NA	$3.72	$724	NA	$4.44	187%

$775	NA	$3.49	$825	NA	$3.72	$724	NA	$4.44	190%

$110.72	$29.64	$3.49	$115.63	$32.94	$3.72	$88.35	$19.88	$4.44	75%

Based on 2012 performance, Mr. Ranade received a STIP award of $491,693, Mr. Godbole received a STIP award of $78,028, Mr. Moore received a STIP award of $182,564, and Mr. Khanna received a STIP award of $171,938. Mr. Rakesh, based on his actual achievement against his TIA target, received a STIP award of $49,667. However, based on a commitment made to Mr. Khanna while being hired, he was paid an additional $17,000 for a total STIP award of $66,667, which is 100% of his Target amount.

LTIP

In 2012, the Committee approved the granting of LTIP awards that consisted of grants of restricted stock to the NEOs. These incentives are designed to motivate NEOs to make decisions in support of long-term Company financial interests while also serving as the primary tool for attraction and retention. The Committee strongly believes that creating long term value is the key to retention of senior talent to meet the long term goals of the organization. Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept a LTIP award.

The individual restricted stock award for each NEO is detailed in the Grants of Plan Based Awards Table.

The Committee determined the specific long-term equity compensation granted to NEOs in fiscal year 2012 under the following process. First, the Committee determined the total dollar amount of long-term equity compensation to be available for issuance for all employees other than the CEO. The Committee arrives at this dollar amount by multiplying expected operating income for the year by a factor of between 2.5% and 2.8%. To determine the total number of restricted stock units available for all employees other than the CEO, the Committee divides the total dollar amount of long-term equity compensation to be available by the twenty day average price of Syntel stock as of the date of determining the total pool. The Committee then requested the recommendation of the CEO on the allocation of the total number of restricted stock units among employees.

The CEO then evaluated long-term equity compensation allocation on the basis of the following parameters: relationship between individual’s contribution and business earnings, expected future contribution, local job market vis-à-vis retention of the individual, past performance as per the formal appraisal system, future – long term potential, job complexity, job size of the respective position, job knowledge, responsibility, authority and accountability level and overall impact on the business.

The CEO noted that Mr. Godbole has twelve years of experience with Syntel and seven years as Chief Financial Officer (“CFO”) and also took into account the challenging tax environment globally, the CFO’s material involvement in the business, and the robust job market in India. The CEO noted that Mr. Khanna has eight years of experience with Syntel of which the last year and half was in the capacity of Chief Operating Officer and has a material impact on Syntel’s overall business and also took into account the robust job market in India. The CEO noted that Mr. Rakesh has 18 years of overall experience and joined Syntel in September 2012 as President - Americas, Business Development and Near Shoring Center where he has responsibility for business development in that area. The CEO noted that Mr. Moore has 34 years of experience and 17 years with Syntel as General Counsel and took into account Mr. Moore’s handling of material litigation matters and the challenging global compliance environment.

The Committee then received and evaluated the judgment and allocation recommended by the CEO and approved the recommendations.

The factors considered by the Committee in determining the CEO grant in 2012 included Mr. Ranade’s 2012 performance and the desire to ‘lock in’ Mr. Ranade for at least a four year period under the restricted stock unit vesting criteria, his years of experience and his expertise. The CEO has no input into the Committee determination of the CEO LTIP award.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for NEOs.

“Stock Ownership” is defined to include all non-restricted and restricted stock owned by the officer directly. The minimum share ownership requirement for NEOs other than the President is 4,000 shares to be achieved within three years of the appointment as an executive officer. The minimum share ownership requirement for the President is stock worth three times the President’s base salary to be achieved within three years of the appointment as President.

Stock ownership levels must be maintained as long as the executive officer is employed by Syntel and is an executive officer. The Committee reviews the executive officers’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2012, all NEOs had met applicable stock ownership requirements.

Retirement Plans

The retirement plans available to NEOs are the same plans, a self-funded 401(k) plan for U.S.-based employees with no Company match and a government mandated retirement plan for India-based employees, available to all other employees.

Health and Welfare Benefits

The health and welfare plans provided to the NEOs are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the NEOs, are covered by directors’ and officers’ liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain NEOs in 2012 as summarized below.

A. Automobile insurance fees and professional association dues were paid for Mr. Desai.

B. A car and driver were provided to Mr. Ranade and Mr. Godbole.

C. Professional association dues were paid for Mr. Moore.

D. Syntel provided housing for Mr. Ranade for a certain period.

E. Certain telephone expenses were reimbursed to Mr. Desai, Mr. Godbole, and Mr. Khanna.

F. Syntel paid the annual insurance premiums for Mr. Ranade, Mr. Khanna, and Mr. Godbole for death coverage under a group personal accident policy and for death coverage under a group term life insurance policy and for Mr. Moore for death coverage under an individual term life policy.

G. Syntel provided a meal allowance for Mr. Khanna for a certain period.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2012.

This report is submitted by the Compensation Committee of the Board of Directors.

PARITOSH K. CHOKSI, CHAIRPERSON

RAJESH MASHRUWALA

GEORGE R. MRKONIC, JR.

Summary Compensation Table

The following table provides summary information concerning the compensation during the last three fiscal years of those serving as Syntel’s Chairman, Chief Executive Officer, and Chief Financial Officer during the 2012 fiscal year and of the three other most highly compensated executives of Syntel for the 2012 fiscal year (“named executive officers” or individually “named executive officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)		Total ($)

Bharat Desai Chairman	2012	250,000	—	—	—		—	16,933	(3)	266,933
	2011	250,000	—	—	—		—	82,952		332,952
	2010	250,000	—	—	—		—	—		250,000

Prashant Ranade Chief Executive Officer and President (5) (6)	2012	553,412	42,366	922,400	491,693	(4)		121,791	(7)	2,131,663
	2011	521,036	44,749	691,680	463,997		11,713	204,580		1,937,755
	2010	424,997	36,424	3,449,000	708,239		8,956	152,008		4,779,624

Arvind Godbole Chief Financial Officer and Chief Information Security Officer (4)	2012	101,111	8,876	158,538	85,408	(8)	—	18,137	(9)	372,069
	2011	103,770	9,098	129,690	138,920		—	17,570		399,048
	2010	89,995	7,952	344,900	118,004		14,610	18,252		593,713

Rakesh Khanna Chief Operating Officer (4)	2012	213,184	17,561	467,700	183,336	(8)	—	6,627	(10)	888,408
	2011	200,689	16,575	129,690	199,437		—	6,746		553,137
	2010	178,110	14,635	344,900	202,293		14,610	6,859		761,407

Daniel M. Moore Chief Administrative Officer, General Counsel and Secretary	2012	289,010	—	144,125	253,764	(8)	—	9,820	(11)	696,719
	2011	275,450	—	129,690	227,548		—	8,775		641,463
	2010	262,200	—	86,225	261,000		—	7,305		616,730

Nitin Rakesh President—Americas, Business Development and Near Shoring Center (12)	2012	93,333	150,000	770,040	66,667	(4)	—	—		1,080,040

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2012, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named executive officers. These stock awards were made under the LTIP.
(2)	The amount in this column represents the aggregate change in the actuarial present values during the fiscal year of each named executive officer’s accumulated benefits under a pension fund for Syntel’s India based employees.
(3)	Represents perquisites of $16,933 that consist of $2,200 in payments for membership in a professional organization, telephone expenses of $13,134, and $1,599 in premiums for automobile insurance coverage.
(4)	For these two named executive officers the 2012 amount represents a STIP award for 2012 performance.
(5)	Other than the calculation of stock awards and option awards, the amounts given for Messrs. Khanna, Godbole, and Ranade were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month.

(6)	Mr. Ranade was appointed Chief Executive Officer and President on February 2, 2010. Prior to that date Mr. Ranade was a director of Syntel but not an employee.
(7)	Represents perquisites of $121,791 that consist of providing housing costs of $92,621, providing a car and driver of $27,157, a contribution to the Provident Fund on his behalf of $175, and $1,838 in premiums for medical, accidental death, and life insurance coverage.
(8)	For these three named executive officers, the 2012 amount represents a STIP award for 2012 performance as well as the accrual of a cash compensation LTIP established in 2009 where the relevant performance measures were satisfied in 2012. The amounts of STIP and LTIP included for each of the three named executive officers are: Mr. Godbole, STIP of $78,028 and LTIP of $7,380; Mr. Khanna, STIP of $171,938 and LTIP of $11,398; and Mr. Moore, STIP of $182,564 and LTIP of $71,200.
(9)	Represents perquisites of $18,137 that consist of the cost of providing a car and driver of $16,766, telephone expense reimbursement of $284, a contribution to the Provident Fund on his behalf of $175, and $912 in premiums for medical, accidental death, and life insurance coverage.
(10)	Represents perquisites of $6,627 that consist of the cost of providing a car and driver of $3,990, telephone expense reimbursement of $504, meal vouchers of $449, a contribution to the Provident Fund on his behalf of $175, and $1,508 in premiums for medical, accidental death, and life insurance coverage.
(11)	Represents perquisites of $9,820 that consist of $8,750 in life insurance premiums and $1,070 in payments for memberships in professional organizations.
(12)	Mr. Rakesh joined Syntel in September 2012.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the named executive officers as to grants of non-equity and equity plan awards in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)

Bharat Desai	—	—	—	—	—	—

Prashant Ranade	1/1/12	—	267,737	803,211	—	—
	8/22/12	—	—	—	16,000	922,400

Arvind Godbole	1/1/12	—	42,206	126,617	—	—
	8/22/12	—	—	—	2,750	158,538

Rakesh Khanna	1/1/12	—	93,624	280,872	—	—
	8/22/12	—	—	—	10,000	467,700

Daniel M. Moore	1/1/12	—	96,340	289,020	—	—
	8/22/12	—	—	—	2,500	144,125

Nitin Rakesh	9/3/12	—	66,667	146,667	—	—
	11/3/12	—	—	—	12,000	770,040

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/12 for all executive officers except Nitin Rakesh, whose grant was effective 9/3/12). “Threshold” and “Target” amounts are the same under the STIP.
(2)	The amounts given for Messrs. Godbole, Khanna, and Ranade were converted from Indian rupees.
(3)	This column reports the number of shares of restricted stock units granted under Syntel’s Amended and Restated Stock Option and Incentive Plan to each of the named executive officers on the applicable dates. The restricted stock units vest 25% on each of the first four anniversary dates of the grant.
(4)	This column reports the grant date fair value of each equity award granted in 2012 computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name

Bharat Desai	—		—	—	—

Prashant Ranade	50,000	(2)	2,681,500	—	—
	12,000	(3)	643,560	—	—
	16,000	(4)	858,080	—	—

Arvind Godbole	5,000	(2)	268,150	—	—
	2,250	(3)	120,668	—	—
	2,750	(4)	147,483	—	—

Rakesh Khanna	5,000	(2)	268,150	—	—
	2,250	(3)	120,668	—	—
	10,000	(5)	536,300	—	—

Daniel M. Moore	1,250	(2)	67,038	—	—
	2,250	(3)	120,668	—	—
	2,500	(4)	134,075	—	—

Nitin Rakesh	12,000	(6)	643,560	—	—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Syntel common stock on December 31, 2012, which was $53.63 per share.
(2)	These stock unit awards were granted on May 17, 2010, and will vest in two equal installments on May 17, 2013, and May 17, 2014.
(3)	These stock unit awards were granted on August 22, 2011, and will vest in three equal installments on August 22, 2013, August 22, 2014, and August 22, 2015.
(4)	These stock unit awards were granted on August 22, 2012, and will vest in four equal installments on August 22, 2013, August 22, 2014, August 22, 2015, and August 22, 2016.
(5)	These stock unit awards were granted on January 1, 2012, and have vested or will vest in four equal installments on January 1, 2013, January 1, 2014, January 1, 2015 and January 1, 2016.
(6)	These restricted stock grants were granted on October 3, 2012, and will vest in four equal installments on October 3, 2013, October 3, 2014, October 3, 2015, and October 3, 2016.

2012 OPTION EXERCISES AND STOCK VESTED

The Table below shows the number of shares of Syntel Common Stock acquired during 2012 upon the vesting of restricted shares. The named executive officers hold no Syntel stock options.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Bharat Desai	—	—

Prashant Ranade	29,000	1,665,100

Arvind Godbole	5,225	305,236

Rakesh Khanna	4,975	290,845

Daniel M. Moore	2,645	155,817

Nitin Rakesh	-0-	-0-

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Pension Benefits 2012

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Bharat Desai	—	—	—	—

Prashant Ranade	Gratuity Plan	3	18,389	—

Arvind Godbole	Gratuity Plan	12	18,389	—

Rakesh Khanna	Gratuity Plan	7	18,389	—

Daniel M. Moore	—	—	—	—

Nitin Rakesh	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 1,000,000 Indian Rupees or $18,389.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”) and the restricted stock agreements (collectively the “Agreements”) entered into with named executive officers under the Stock Incentive Plan, if a named executive officer has a “Change in Position” subsequent to a “Change in Control”, the remaining restriction period on any restricted stock granted under the Stock Incentive Plan immediately lapses and the shares become fully transferable.

Under the Stock Incentive Plan a “Change in Position” is defined to be: (i) involuntary termination of the named executive officer’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the named executive officer, or the assignment to the named executive officer of duties inconsistent with the named executive officer’s position (all as in effect immediately prior to a Change in Control), whether or not the named executive officer voluntarily terminates employment as a result.

Under the Stock Incentive Plan, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the Stock Incentive Plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective named executive officer assuming that the noted event occurred on December 31, 2012 and, where applicable, using the closing price of Syntel’s common stock on December 31, 2012, which was $53.63 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that the events noted below had occurred on December 31, 2012, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Stock Incentive Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Change in Position	After Change in Control Change in Position		Voluntary Termination	Death	Disability	Change in Control

Bharat Desai	—	—	—		—	—	—	—

Prashant Ranade	Lapsing of Restrictions on Restricted Stock	—	4,183,140	(1)	—	—	—	—

Arvind Godbole	Lapsing of Restrictions on Restricted Stock	—	536,300	(1)	—	—	—	—

Rakesh Khanna	Lapsing of Restrictions on Restricted Stock	—	925,118	(1)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	321,780	(1)	—	—	—	—

Nitin Rakesh	Lapsing of Restrictions on Restricted Stock	—	643,560	(1)	—	—	—	—

(1)	Represents the aggregate intrinsic value of the lapsing of restrictions on each named executive officer’s restricted stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants, and rights, and (iii) the number of shares remaining available for future issuance, as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (2)) *
Equity compensation plans approved by shareholders	—	—	4,917,623
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	—	—	4,917,623

*	Includes 4,199,984 shares available for future issuance under Syntel’s Stock Option and Incentive Plan and 717,639 shares available for future issuance under Syntel’s Employee Stock Purchase Plan.

PROPOSAL 2. PROPOSAL TO RE-APPROVE THE PERFORMANCE GOALS UNDER THE SYNTEL, INC. AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

We are asking shareholders to re-approve the performance goals under the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”).

The Stock Incentive Plan is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under Section 162(m), the Company cannot deduct certain compensation in excess of $1 million paid to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of the Company. Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders. Shareholders have previously approved the performance goals. Section 162(m) requires that shareholders re-approve the material terms of performance goals under the plan every five years.

For purposes of Section 162(m), the material terms include (i) the employees eligible to receive awards, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the Stock Incentive Plan during any period. Each of these aspects is discussed below.

Eligibility. Any employee or non-employee director is eligible to be selected as a participant. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of December 31, 2012, there were approximately 21,000 employees and four non-employee directors eligible for grants under the Stock Incentive Plan.

Business Criteria for Performance Goals. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be one or more of the following objective performance goals, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division or subsidiary, either individually, alternatively, or in any combination, and measured over a designated performance period, in each case as specified by the Compensation Committee in the award:

•

earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	sales/net sales;

•

return on net sales (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	sales growth;

•	cash flow;

•	operating cash flow;

•	free cash flow;

•	discounted cash flow;

•	working capital;

•	market capitalization;

•	cash return on investment – CRI;

•	return on capital;

•	return on cost of capital;

•	shareholder value;

•	return on equity;

•	total shareholder return;

•	return on investment;

•	economic value added;

•	return on assets/net assets;

•	stock trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	stock price;

•	attainment of strategic or operational initiatives.

Maximum Awards Payable to an Employee. No participant may be granted in any one fiscal year (i) stock options and/or stock appreciation rights with respect to more than 100,000 shares, (ii) restricted stock or restricted stock units denominated in shares of common stock with respect to more than 25,000 shares; and (iii) performance awards denominated in shares of common stock with respect to more than 25,000 shares. The maximum dollar value payable to any participant in any one fiscal year with respect to restrict stock units, performance awards or annual incentive awards is the lesser of $1,000,000 or two times the participant’s base salary.

Other Provisions of the Stock Incentive Plan

The following is a summary of the other principal features of the Stock Incentive Plan.

Purpose. The purposes of the Stock Incentive Plan are (i) to promote the best interests of the Company and its shareholders by encouraging employees and non-employee directors to acquire an ownership interest in the Company through the granting of stock based awards thus aligning their interests with those of the shareholders, and (ii) to enhance the ability of the Company to attract, retain, motivate and reward qualified employees and non-employee directors.

Plan Administration. The Stock Incentive Plan is administered by our Compensation Committee. The Compensation Committee selects the participants who receive awards, determines the number of shares or amount of award covered thereby, and, subject to the terms and limitations expressly set forth in the Stock Incentive Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the Stock Incentive Plan and establish, amend and rescind any rules relating to the Stock Incentive Plan.

Shares Subject to the Stock Incentive Plan. The Stock Incentive Plan authorizes the issuance of up to 8,000,000 shares of our common stock and, as of December 31, 2012, 3,800,016 shares were previously issued or were subject to outstanding awards under the Stock Incentive Plan. Any shares subject to an award under the Stock Incentive Plan that are forfeited, cancelled or settled for cash, or expire or otherwise are terminated without issuance of such shares, shall be available for awards under the Stock Incentive Plan.

Awards. The Stock Incentive Plan allows the Compensation Committee to offer a variety of equity-based incentives, including stock options, stock appreciation rights, restricted stock or restricted stock units, performance awards, and annual incentive awards, any or all of which may be made contingent upon the achievement of performance criteria.

Stock Options. Stock options may be granted under the Stock Incentive Plan to participants either alone or in addition to other awards granted under the Stock Incentive Plan and may be an incentive stock option or a non-qualified stock option grant. Stock options may not be granted with an exercise price below the fair market value of a share of common stock on the date of the grant. No stock option shall be exercisable after the expiration of ten years from the date the stock option is granted.

Stock Appreciation Rights. No stock appreciation right shall have a term that is longer than ten years or an exercise price below the fair market value of the stock on the date of grant. Stock appreciation rights may not be granted to participants in tandem with stock options granted under the Stock Incentive Plan. A stock appreciation right may be exercised for cash, stock or a combination thereof as designated by the Committee.

Restricted Stock and Units. Restricted stock or stock units are subject to restrictions imposed by the Committee during a period of time specified by the Committee (the restriction period). Restricted stock awards may be issued under the Stock Incentive Plan to participants, for no cash consideration or for such consideration as the Committee may determine, either alone or in addition to other awards granted under the Stock Incentive Plan. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment for any reason during the restriction period, all shares or units of restricted stock still subject to forfeiture shall be forfeited by the participant and reacquired by us.

Performance Awards. Performance awards consist of rights to receive cash, common stock or other property if designated performance goals are achieved. At the discretion of the Committee, performance awards may be granted as performance shares (evidenced by the receipt of a legended certificate) or performance units. The terms of each performance award will be set forth in a participant’s agreement, which will specify the performance goals, the applicable participant or group of participants, the performance period, the payment schedule if the goals are achieved, and other terms as determined by the Committee.

Annual Incentive Awards. Annual incentive awards may be granted under the Stock Incentive Plan based upon the attainment of specified levels of Company performance as measured by performance criteria determined at the discretion of the Committee. Annual incentive awards may be payable in cash, shares of common stock or other property at the discretion of the Committee.

Term of the Plan. No award shall be granted pursuant to the Stock Incentive Plan after May 30, 2016, but any award granted on or prior to May 30, 2016 under the Stock Incentive Plan may extend beyond that date.

Plan Amendments. The Board may amend or modify the Stock Incentive Plan at any time and from time to time. Generally, however, shareholder approval is required to materially increase participant benefits, to increase the amount of Common Stock available for awards, to change Plan eligibility or to permit repricing of options or stock appreciation rights.

New Plan Benefits. Because benefits under the Stock Incentive Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to quantify the benefits that will be received by directors, executive officers and other employees under the Stock Incentive Plan at this time.

Vote Required and Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast is required for re-approval of the performance goals under the Stock Incentive Plan. Shares not voted, whether by marking “Abstain” on your proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote.

The Board of Directors recommends a vote FOR re-approval of the performance goals under Syntel’s Amended and Restated Stock Option and Incentive Plan.

Independent Registered Public Accounting Firm

Crowe Horwath LLP (“Crowe Horwath”) has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2012	December 31, 2011
Audit Fees	$410,104	$389,372
Audit Related Fees	$13,195	$13,370
Tax Fees	—	—
All Other Fees	$12,000	$2,500

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal control over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on matters related to the review of SEC comment letters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2012 and December 31, 2011 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board of Directors has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2012, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
THOMAS DOKE, CHAIRPERSON
PARITOSH K. CHOKSI
GEORGE R. MRKONIC, JR.

PROPOSAL 3. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath to serve as Syntel’s independent registered public accountant for the 2013 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2013 fiscal year began on January 1, 2013 and will end on December 31, 2013. You may vote “for” or “against” or “abstain” from this proposal. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2013 fiscal year.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 9, 2013, (ii) the nominees, present directors, and named executive officers of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 41,915,636 shares of Syntel Common Stock outstanding on April 9, 2013.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS

Bharat Desai	15,873,578	(2)	37.9%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Neerja Sethi	12,282,053	(3)	29.3%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Rakesh Vij	9,618,692	(4)	22.9%
5607 Hartsdale Dr.
Houston, Texas 77036

NS Trust dated February 28, 1997 I	4,659,346	(5)	11.1%
701 Brickell Ave., Suite 870
Miami, Florida 33131

NS Trust dated February 28, 1997 II	4,659,346	(5)	11.1%
701 Brickell Ave., Suite 870
Miami, Florida 33131

Paritosh K. Choksi	32,746	(6)	*

Thomas Doke	11,457	(6)	*

Arvind Godbole	10,000	(6)	*

Rakesh Khanna	21,475	(6)	*

Rajesh Mashruwala	11,500	(6)	*

Daniel M. Moore	7,476	(6)	*

George R. Mrkonic, Jr	4,935	(6)	*

Nitin Rakesh	12,000	(6)	*

Prashant Ranade	78,000	(6)	*
All Directors, Nominees, and Executive

Officers as a group (18 persons)	26,319,495	(6)	62.8%

*	Less than 1%.

(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date over which such person has voting power, investment power, or has the right to acquire such power within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock of Syntel shown as owned by certain executive officers and directors, the executive officers have voting power but no investment power.
(2)	Mr. Desai holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the NS Trust dated May 17, 1997 V, (d) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Mr. Desai is a co-trustee with Rakesh Vij, (e) 2,080,995 shares held by the DS Foundation, of which Mr. Desai is a co-trustee with Ms. Sethi, and (f) 4,025 shares held in several educational trusts for the benefit of other individuals, of which trusts Mr. Desai is a trustee. Mr. Desai disclaims beneficial ownership of shares held by the foundation and the trusts.
(3)	Ms. Sethi holds shared voting and dispositive power for (a) 75,000 shares held by the BD Trust dated May 17, 1997 III and (b) 75,000 shares held by the BD Trust dated May 17, 1997 IV, of which trusts Ms. Sethi is a co-trustee with Rakesh Vij, (c) 3,250 shares held in several educational trusts for the benefit of other individuals, of which trusts Ms. Sethi is a trustee, and (d) 2,080,995 shares held by the DS Foundation, of which Ms. Sethi is a co-trustee with Mr. Desai. Ms. Sethi disclaims beneficial ownership of shares held by the foundation and the trusts.
(4)	Rakesh Vij holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the BD Trust dated May 17, 1997 III, (d) 75,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 75,000 shares held by the NS Trust dated May 17, 1997 V, and (f) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by the trusts.
(5)	These shares are also included under both Mr. Desai’s and Rakesh Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(6)	The number of shares shown in the table includes the following number of shares which are represented by shares of restricted Common Stock which are not vested: Paritosh K. Choksi, 1,457; Thomas Doke, 1,457; Arvind Godbole, 10,000; Rakesh Khanna, 17,250; Rajesh Mashruwala, 6,457; Daniel M. Moore, 6,000; George R. Mrkonic, Jr., 1,457; Nitin Rakesh, 12,000; Prashant Ranade, 78,000; and all directors and executive officers as a group, 176,554.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel with copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors, and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons filed the listed reports after their due dates: Anil Jain, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; Rakesh Khanna, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; Daniel M. Moore, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; Nitin Rakesh, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; Murlidhar Reddy, one Form 4 Statement of Changes

in Beneficial Ownership reporting one transaction; and Rajesh Save, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction. The late filings for Anil Jain, Rakesh Khanna, Daniel M. Moore, and Murlidhar Reddy were all due to the cancellation of restricted stock units that had an effective cancellation date earlier than the final determination of cancellation.

Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning 5% or more of Syntel’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board of Directors. Under Syntel’s Code of Ethical Conduct, officers, directors, and employees of Syntel are required to report proposed related party transactions to the Board of Directors. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2012 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. During 2012, Syntel’s Board of Directors approved the sale of an apartment in Mumbai, India by Syntel Limited to Syntel’s Chief Executive Officer, Prashant Ranade. Syntel received two independent appraisals of the fair market value of the apartment and Mr. Ranade paid Syntel the average of those two appraisals, US$1.1 million, as the purchase price for the apartment. Other than this transaction, Syntel has had no transactions since the beginning of 2012, nor does it currently have any proposed transactions, in which it was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2014 Annual Meeting

Shareholder proposals to be presented at the 2014 Annual Meeting of Shareholders must be received by Syntel not later than December 26, 2013 if they are to be included in Syntel’s proxy statement for the 2014 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083.

Shareholder proposals to be presented at the 2014 Annual Meeting of Shareholders which are not to be included in Syntel’s proxy statement for that meeting must be received by Syntel not before March 6, 2014 and not later than April 5, 2014; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083.

Other Matters

At the 2011 Annual Meeting of Shareholders, the shareholders voted in favor of advisory approval of the named executive officers’ compensation and they voted in favor of holding the advisory vote on named executive officer compensation every three years. Syntel has determined to follow the shareholders’ recommendation on the frequency of shareholder advisory votes on named executive compensation and will hold those advisory votes every three years, with the next vote in 2014. It is currently anticipated that the next vote on the frequency of holding advisory votes on named executive compensation will occur at Syntel’s Annual Meeting of Shareholders in 2017.

At the date of this proxy statement, management is not aware of any matters to be presented for action at the 2013 Annual Meeting of Shareholders other than the matters described in this proxy statement. If any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Secretary

April 25, 2013

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DANIEL M. MOORE, CHIEF ADMINISTRATIVE OFFICER, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE - www.eproxy.com/synt
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 3, 2013.

PHONE - 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 3, 2013.

MAIL - Mark, sign and date your proxy
card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR all Nominees and FOR Items 2 and 3.

1. Election of directors:	01 Paritosh K. Choksi 02 Bharat Desai 03 Thomas Doke 04 Rajesh Mashruwala	05 George R. Mrkonic, Jr. 06 Prashant Ranade 07 Neerja Sethi	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Re-Approval of the performance goals under Syntel’s Amended and Restated Stock Option and Incentive Plan			☐ For ☐ Against ☐ Abstain

3. A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees,

administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SYNTEL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 4, 2013

10:00 a.m. Eastern Time

Syntel Corporate Headquarters

525 E. Big Beaver Rd., Suite 300

Troy, Michigan 48083

Syntel, Inc.
525 E. Big Beaver Rd., Suite 300 Troy, Michigan 48083	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 4, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees and “FOR” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Bharat Desai and Daniel M. Moore, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.